UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2023

SOBR SAFE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53316	26-0731818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6400 S. Fiddlers Green Circle, Suite 1400

Greenwood Village, Colorado 80111

(Address of principal executive offices) (zip code)

(844) 762-7723

(Registrant’s telephone number, including area code)

6400 S. Fiddlers Green Circle, Suite 525

Greenwood Village, Colorado 80111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SOBR	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On March 7, 2023, SOBR Safe, Inc. (the “Company”), entered into a Purchase Agreement (the “Agreement”) and Registration Rights Agreement (the “Registration Rights Agreement”) with institutional investors (“Purchasers”) and issued an aggregate of $3.5 million aggregate principal amount of convertible senior notes due in 2025 (the “Notes”) and accompanying warrants (the “Warrants”) to purchase approximately 0.38 million shares of Company common stock (the “Common Stock”) for aggregate gross proceeds of approximately $3.0 million, before deducting fees to the placement agent and other expenses payable by the Company (the “Offering”). The Company intends to replace approximately $2.5 million in existing debt. Aegis Capital Corp. is the exclusive placement agent in connection with the Offering. The Offering closed on March 9, 2023.

Pursuant to the convertible note agreement (the “Note Agreement”), the Notes have an original issue discount of 15%. The Notes will mature on March 10, 2025, unless earlier converted upon the satisfaction of certain conditions. The initial conversion price is $2.28 per share of Common Stock, subject to adjustment upon the occurrence of specific events. Interest on the Notes shall commence accruing on the Issuance Date at the Interest Rate (as defined in the Note Agreement) and shall be computed on the basis of a 360-day year and twelve 30-day months.

Pursuant to the common stock purchase warrant (the “Warrant Agreement”), the Warrants are immediately exercisable upon the date of issuance and have an initial exercise price of $2.52. The Company issued approximately 386,998 Warrants. The Warrants will expire on March 9, 2028, five years from the date of issuance. Pursuant to the terms of the Registration Rights Agreement, the Company will register the Common Stock underlying the Warrants on the 45th calendar day following the closing of the Offering.

The descriptions of the Agreement, the Registration Rights Agreement, Note Agreement and the Warrant Agreement are set forth in this report and are qualified in their entirety by reference to the full text of those documents, which are attached hereto as Exhibit 10.1,10.2, 10.3 and 10.4 respectively.

Item 3.02. Unregistered Sales of Equity Securities.

We issued and sold the Notes and the Warrants and any shares of common stock issuable upon exercise of the Warrants in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder. In connection with the Purchasers’ execution of the Agreement, the Purchasers represented to us that they are each an “accredited investor” as defined in Regulation D of the Securities Act and that the securities to be purchased by them will be acquired solely for their own account and not with a view to or for distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law.

Item 7.01. Regulation FD Disclosure.

On March 9, 2023, the Company issued a press release announcing the Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The disclosure in Item 7.01 of this Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1 are being furnished to the Securities and Exchange Commission in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed “filed” for any purpose.

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Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1	Securities Purchase Agreement by and between SOBR Safe, Inc. and Purchasers dated March 7, 2023

10.2	Registration Rights Agreement by and between SOBR Safe, Inc. and Purchasers dated March 7, 2023

10.3	Form of Note Agreement by and between SOBR Safe, Inc. and Purchasers dated March 9, 2023

10.4	Form of Warrant Agreement by and between SOBR Safe, Inc. and Purchasers dated March 9, 2023

99.1	Press Release of SOBR Safe, Inc. dated March 9, 2023

104	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOBR Safe, Inc.
a Delaware corporation

Dated: March 13, 2023		/s/ David Gandini
	By:	David Gandini
	Its:	Chief Executive Officer

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